FINAL TRANSCRIPT

Sep. 30. 2009 / 10:30AM ET, WOR - Q1 2010 Worthington Industries Earnings Conference Call

FINAL TRANSCRIPT

Conference Call Transcript WOR - Q1 2010 Worthington Industries Earnings Conference Call Event Date/Time: Sep. 30. 2009 / 10:30AM ET

CORPORATE PARTICIPANTS

Cathy Lyttle
Worthington Industries - VP Corporate Communications, IR

John McConnell
Worthington Industries - Chairman, CEO

Andy Rose
Worthington Industries - VP, CFO

George Stoe
Worthington Industries - President, COO

CONFERENCE CALL PARTICIPANTS

Richard Garchitorena
Credit Suisse - Analyst

Luke Folta
Longbow Research - Analyst

Charles Bradford
Affiliated Research Group - Analyst

Chris Haberlin
Davenport Company - Analyst

Phil Gibbs
KeyBanc Capital Markets - Analyst

Sayan Ghosh
Citadel Investment Group - Analyst

Tony Rizzuto
Dahlman Rose - Analyst

PRESENTATION

Operator

Good morning and welcome to Worthington Industries' first quarter earnings results conference call. All participants will be able to listen only until the question and answer session of the call. This conference is being recorded at the request of Worthington Industries. If anyone objects you may disconnect at this time. I'd like to introduce Ms. Cathy Lyttle, Vice President of Corporation Communications and Investor Relations. You may begin.

Cathy Lyttle - Worthington Industries - VP Corporate Communications, IR

Thank you and good morning everyone. And welcome to our quarterly earnings conference call. Before we get started I want to remind you that certain statements made in this conference call are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to risks, and uncertainties that could cause actual results to differ from those suggested. Please refer to the news release for more detail on factors that could cause actual results to differ materially. For those who are interested in listening to the call again, a replay will be available on our website, WorthingtonIndustries.com.

On the call today are John McConnell, Chairman and Chief Executive Officer, George Stoe, President and Chief Operating Officer, Andy Rose, Vice President and Chief Financial Officer, Bob McMaster, Senior Financial Advisor, and Richard Welch, Controller. John McConnell will start us off. John?

John McConnell - Worthington Industries - Chairman, CEO

Thank you, Cathy. Welcome to all of you participating and those of you listening this morning. All things considered, we believe we had a good, solid quarter and we continue to feel very good about our operating performance throughout this period of historically low volumes. I'll now turn the call over to Andy Rose, our Chief Financial Officer and George Stoe, our Chief Operating Officer.

Andy Rose - Worthington Industries - VP, CFO

Thanks, John. Our first quarter of fiscal 2010 ended on August 31st with earnings of $0.08 a share. While we saw some improvement from the previous quarter, we were down substantially from last year's record first quarter. Net earnings decreased $62 million from the prior year first quarter, to $7 million. Net sales fell $496 million from the prior year to $418 million. Lower volumes in all business segments accounted for $364 million of the sales decline, most notably in Metal Framing and Steel Processing where demand declined dramatically in the construction and automotive sectors. Average Selling Prices also declined from the prior year, due to falling steel prices, accounting for $132 million of the year-over-year decline in sales.

Gross margin declined $103 million from the prior year primarily as a result of the lower volumes experienced in all of our business segments. SG&A expense was down $13 million from the prior year due to reduced compensation expense resulting from headcount reductions and decreased profit sharing, which declined on lower earnings. In addition, we temporarily reduced pay and suspended our 401k match. As of quarter end, we have reinstated normal pay rates and the 401k match. Restructuring charges were $4 million, compared to $9 million in the prior year. The majority of these charges were related to facility closures in our Metal Framing segment, one of which George Stoe will elaborate on in his comments.

Interest expense declined $3 million from the prior year due to lower average short-term borrowings and the repurchase of long-term notes completed in June. Equity and net income of unconsolidated affiliates of $16 million declined $9 million from the first quarter of fiscal 2009. WAVE equity earnings of $16 million declined 27% from last year's first quarter. Income tax expense was down $27 million due to lower quarterly earnings. The effective tax rate for the quarter was 33% versus 31% in the prior year quarter. The change in the effective tax rate is due to the change in the mix of income among the jurisdictions in which we do business.

Now to the balance sheet. Total debt was $215 million at quarter end. Short-term borrowings totaled $115 million and long-term debt was $100 million. The Company also securitized $55 million of its trade receivables as of August 31, 2009. On June 12th, we redeemed $119 million of the $138 million outstanding 6.7% notes due December 1st, 2009, leaving $19 million of the notes outstanding at the end of the quarter. The repurchase was funded by a combination of cash on hand and borrowings under existing credit facilities and was done to drive down interest expense. Availability on our $435 million revolving credit facility that matures in May 2013 was $340 million at quarter end.

We are in good shape with our debt covenants. At quarter end, our total debt to capitalization ratio was 29%, well below the maximum allowable of 55%. Our interest coverage ratio was 5.7 times, well above the required ratio of 3.25 times EBITDA to interest expense. We have been successful in maintaining an appropriate cushion on our covenants, thus preserving our access to low cost capital. Assuming no major changes to our capital structure, we are well positioned to continue to improve our interest coverage.

From a credit standpoint we have successfully navigated the bankruptcies and ownership transitions related to the Detroit automakers. However, there have been and will continue to be smaller workouts in the Tier 1 and Tier 2 supplier base. Our credit team continues to do an admirable job and while we did not have additional bad debt expense this quarter, there are still customers that we are monitoring very closely. We generated cash from operating activities of $96 million during the quarter. That's an increase of $74 million from the same period of fiscal 2009.

There was significant cash generated by large decreases in inventories due mainly to lower sales volumes and declining prices. The Company also received close to $8 million in tax refunds during the quarter related to fiscal 2009. We spent $8 million on capital expenditures, primarily on upgrades to production lines in the Pressure Cylinders segment compared to depreciation and amortization of $16 million.

I'll now focus on the three primary business segment results for the first quarter beginning with Steel Processing which represented 43% of revenue this quarter. Steel Processing sales fell to $182 million from a record $460 million in last year's first quarter. The year-over-year decrease was due to dramatic volume and price declines although we did see an uptick in volume this quarter from the Cash for Clunkers program. Operating income for Steel Processing was $1 million, compared to a record $44 million last year. Volumes were down 47% versus the prior year quarter, but up 8% versus the prior quarter. The mix of direct versus toll processing was 58% to 42% for the quarter. Total days in inventory declined from 80 days a year ago to 53 days at the end of the current quarter.

Market demand increased rapidly in the second half of the quarter, as a result of higher production activity in the automotive sector. Last year's first quarter margins had wider spreads between average selling prices and material costs as lower priced inventory was sold in a rising price environment. However, this quarter we did not have the big volumes or higher selling prices. Weak economic conditions continued across all customer groups compared to a year ago. Average selling prices were higher in the prior year due to record high prices of hot rolled steel.

SG&A expense declined $11 million due to lower compensation expense and savings across several categories realized from the Transformation Plan. In Metal Framing which represented 23% of revenues this quarter, net sales decreased $138 million from the prior year to $95 million, driven by a 45% decline in volume and lower Average Selling Prices. This segment posted an operating loss of $4 million compared to operating income of $21 million last year. The effect of lower volumes and a tighter spread between selling price and material cost was partially offset by lower manufacturing and SG&A expenses. Manufacturing expenses were lower as a result of savings related to previously announced plant closures, headcount reductions, and variable expenses related to volume. SG&A expense declined mainly due to lower compensation expense and savings from transformation initiatives. Total inventory for the segment stood at 55 days at quarter end compared to 100 days at the end of the prior year quarter.

Both Steel Processing and Metal Framing have done an excellent job of managing down inventories to meet the challenges of this environment. Lower inventory levels combined with several transformation initiatives should over time help reduce the volatility of our earnings by improving our supply chain efficiency and inventory flow-through. In our Pressure Cylinders segment which represented 24% of Company revenue, net sales declined 32% to $101 million from a record $148 million in the comparable quarter of fiscal 2009. Volumes declined across most categories, particularly the European industrial and refrigerant gas business and lower Average Selling Prices contributed to the decline. Units shipped increased 15% due to the addition of the high volume, low priced products from the Piper acquisition. Excluding Piper, volumes were down 6% year-over-year. The 16-ounce camping cylinders continued their strong performance during the quarter.

Operating income fell $13 million from last year to $6 million primarily due to significant volume declines in the industrial and refrigerant gas business in Europe. SG&A expense increased due to the acquisition of Piper in June. While many economists have declared the recession over, our businesses continue to face economic headwinds. The fact that we made money this quarter in the face of steep volume declines is encouraging. We have a strong balance sheet and have protected our access to low cost capital. This will provide us with the financial flexibility to fund growth as it returns and to take advantage of attractively priced acquisitions, as with Piper Metal Forming and more recently, Structural Composite Industries. Our transformation continues to improve our operating performance across many categories, positioning us to be more efficient and more profitable when our end markets improve.

Now I'll turn it over to our President, George Stoe, who will provide an update on operations. George?

George Stoe - Worthington Industries - President, COO

Thank you, Andy. We saw volume improvements during our first fiscal quarter in our steel business. The Cash for Clunkers program helped to fuel some of this increased demand, but we also saw some strengthening in appliance, agriculture, and some specific improvements in construction. It is important to note that although we have seen some improvement in demand, we are still significantly off prior year volume levels. During the second calendar quarter of 2009, the mills were running at a combined rate of 38% of capacity. The extremely low inventory levels in the marketplace, coupled with a modest improvements in demand, have resulted in the mills bringing some capacity back online.

Our view of the mills' operating rates in the fourth calendar quarter is 64%. This inventory replenishing and improved demand have also led to substantial increases in the price for flat rolled products. Time will tell if the increased demand continues and if the mills brought back too much capacity too quickly. Our view is the November through December time frame will represent a significant challenge. The commercial construction market continues to be very weak. What work that is available is highly competitive. Our focus remains on maintaining market share, while aligning our costs in keeping with the current market realities.

During last quarter's call, we told you that our goal was to have this business remain cash flow neutral. We have done an outstanding job of meeting that objective. Last week we announced a consolidation of our Joliet, Illinois facility into our Hammond, Indiana operation. We will continue to adjust where necessary to maintain our objectives.

Our Pressure Cylinders business remains robust, especially in North America. Conversely, we see -- we are experiencing considerable volume pressure throughout our European cylinder operations. We continue to seek investment opportunities within this segment. Our recent acquisitions of Piper and SCI add to our ever-expanding high margin product lines, which include aerospace, medical and alternative fuels.

Our WAVE joint venture is continuing to operate remarkably well in a challenging environment. Innovation, creativity, manufacturing excellence, and margin management are the hallmarks of this business. We fully expect this business to continue to provide significant operating income for the partners. On another note, WAVE's newest facility in India is still on schedule and begins production next month in October. Controlling costs, improving productivity, and matching our manpower needs to market demands continue to be a major focus. We have commented on previous calls about our transformation efforts.

We continue to identify and realize significant savings from these efforts. We believe that these efforts have played an important role in mitigating the effects of the downturn in volumes across all of our businesses. Our safety performance is something of which we are extremely proud. We have had five consecutive years with declining recordable and lost time incidents. So far, our fiscal 2010 is on pace to add a sixth year to this impressive string of success.

I visited our facility in Hutchins, Texas last week. This facility was once again receiving our Chairman's award. To be eligible for this award, a facility must operate for a complete calendar year without a recordable or lost time incident. The remarkable thing about this facility is they have now operated for more than four years without any type of incident. This is a tremendous accomplishment and a real tribute to our employees who are fully engaged and committed to our safe work philosophy.

I'll now turn the call back to John McConnell for final comments.

John McConnell - Worthington Industries - Chairman, CEO

Andy and George, thank you. As I said in the opening, we are proud of our first quarter performance, and we're proud of our people and their passion to improve. We continue to drive increased operating efficiencies and lower cost in all of of our businesses.

We also took several actions during the quarter to improve our position going forward. We made two acquisitions during the quarter, giving our cylinder business new market opportunities. And we opened a new Steel Processing facility in Monterrey, Mexico, providing our Serviacero joint venture access to this growing region and we announced ProSTUD framing system into the Metal Framing market. This new product, codeveloped with Clark Western, provides the benefits of greater strength and lighter weight of our ultra-steel product, but without dimpling the material, which frankly some customers simply didn't like.

In the short run, we expect to see a traditional slowing of our markets in late November and bottoming in December. We are optimistic however, that coming out in the opening months of 2010, we will see small but consistent gains in market demand month-over-month. We'll be happy to answer any questions you have at this time.

QUESTION AND ANSWER

Operator

At this time, we will begin the question-and-answer session. (Operator Instructions). Our first question comes from Mr. Richard Garchitorena. Your line is open.

Richard Garchitorena - Credit Suisse - Analyst

Hi, everyone.

John McConnell - Worthington Industries - Chairman, CEO

Good morning.

Richard Garchitorena - Credit Suisse - Analyst

Good morning. Couple questions. Number one, just looking at the steel business, looks like there was a good improvement on cost there which translated into higher margins per ton. Was that mainly operational efficiencies from the Transformation Plan or was there any mix or price differences which helped improve those?

John McConnell - Worthington Industries - Chairman, CEO

It largely comes from the work of last year and-a-half in our transformational efforts, in improving efficiencies. The rework of how we go about getting our jobs done here in the steel Company reflects probably a 10% decrease in permanent employment needs going forward due to those efficiencies so that was a large part of it. Andy, do you have any other color or George?

George Stoe - Worthington Industries - President, COO

No, I think that covers it, John.

Richard Garchitorena - Credit Suisse - Analyst

Great. Okay. And also in terms of demand, you mentioned a little bit about commercial construction remaining weak. Any other color on any of the other end markets beside the autos?

John McConnell - Worthington Industries - Chairman, CEO

I think not beyond what we said already.

Richard Garchitorena - Credit Suisse - Analyst

Okay. And then finally, just wondering if you could talk a little about the SCI acquisition, which should be closing soon, and that should probably be reflected in the next quarter. How do those products compare to the existing product line and also in relation to the Piper acquisition sort of maybe compare how those two will impact the business going forward.

John McConnell - Worthington Industries - Chairman, CEO

George is going to largely answer this but again, as I just said, the good part for us is these are new markets for us and new opportunities. As you know, Cylinders does an excellent job of looking for operating efficiencies and effectively penetrating markets.

George Stoe - Worthington Industries - President, COO

Richard, I think the best thing to say about the SCI acquisition is it's really a new product line for us, the fact that it is Pressure Cylinders that are carbon fiber wound that are light weight, that are used for a variety of applications. Some of the things that would be in aerospace where they're used to hold oxygen in airplanes. Also, to propel the emergency slides in airplanes. Another application is also breathing apparatus, light weight breathing apparatus for firefighters so they're not carrying a heavy pack around with them. On the Piper acquisition that is primarily aluminum products and medical oxygen is one of the products that they're involved in. They also make paintball cylinders and then there's a whole series of other non-cylinder type products that they make at that facility, small extruded products that they're used for a variety of things.

John McConnell - Worthington Industries - Chairman, CEO

One addition on SCI is the potential for propane or natural gas to be used as the alternative fuel in cars. They are one of the leading manufacturers of tanks in that application at the moment. So to the degree those deals are the ones that kind of win the day in the emissions race, then we will be a beneficiary of that as well.

Richard Garchitorena - Credit Suisse - Analyst

Thank you.

Andy Rose - Worthington Industries - VP, CFO

Just as a side note, that acquisition is closed.

Richard Garchitorena - Credit Suisse - Analyst

Okay. Thanks a lot, guys.

Operator

Luke Folta of Longbow Research. Your line is open.

Luke Folta - Longbow Research - Analyst

Hi, good morning, guys.

John McConnell - Worthington Industries - Chairman, CEO

Good morning.

Luke Folta - Longbow Research - Analyst

Just a quick question on the Piper acquisition. Are you able to quantify for us what the impact was on the first fiscal quarter? Just from a profitability standpoint.

Andy Rose - Worthington Industries - VP, CFO

The first fiscal quarter it probably contributed a slight loss. It would be less than $1 million although I don't have the exact number in front of me.

Luke Folta - Longbow Research - Analyst

Okay. And then as I recall, you exited the quarter profitable in that business. Is that correct?

John McConnell - Worthington Industries - Chairman, CEO

The cylinder business in whole?

Luke Folta - Longbow Research - Analyst

The Piper business.

Andy Rose - Worthington Industries - VP, CFO

By the end of the quarter is sort of was we believe would be the inflection point for that business where it does turn into a profitable business for us.

Luke Folta - Longbow Research - Analyst

Okay. And on the Steel Processing side, were there any FIFO inventory gains to speak of in the first quarter?

Andy Rose - Worthington Industries - VP, CFO

We don't have an exact number for you, Luke. I will tell you that it had a limited impact on the quarter. Because of our -- the timing of our quarter and the inflection point was actually just in the middle, right around the July time frame, so we had some FIFO losses earlier in the quarter and we had some FIFO gains in the end of the quarter, and the net effect is not significant, we don't believe.

Luke Folta - Longbow Research - Analyst

Okay. And just regarding steel availability, has there been any improvement recently in the availability of Flat Rolled Products, particularly in the value added side, with some of the capacity coming online?

John McConnell - Worthington Industries - Chairman, CEO

We expect that it will but I'd say it hasn't really shown up yet. The mills continue to work to catch up to a variety of different types of materials that are needed, but it certainly will increase availability probably over the next month.

Luke Folta - Longbow Research - Analyst

And just one final one, if I could, guys. Just the whole China situation, with spreads -- import spreads seeming fairly attractive at this point, are you starting to see any offers increase or do you think this will be something that impacts the North American market at some point in the near future?

John McConnell - Worthington Industries - Chairman, CEO

It's something we continue to watch and monitor. Of course, a lot of the products we use still have restrictions on them, coming into North America, so -- but we'll continue to keep an eye on it and you will probably see it in different products other than ours in steel consumption in the United States.

Luke Folta - Longbow Research - Analyst

Okay. Well, thanks a lot, guys and good luck to you next quarter.

Operator

Our next question comes from Mr. Charles Bradford, Affiliated Research Group. Your line is open.

Charles Bradford - Affiliated Research Group - Analyst

Good morning.

John McConnell - Worthington Industries - Chairman, CEO

Good morning.

Charles Bradford - Affiliated Research Group - Analyst

What are you seeing on flat rolled steel pricing these days? Been hearing a number of stories very recently about the lead times actually coming down some and prices beginning to keel over. What are you seeing?

John McConnell - Worthington Industries - Chairman, CEO

I would say that that's -- we don't see the price of steel dropping dramatically in any sense of the word at this point. Where we see tightness in the market, it remains in more the specialty grades that we deal in quite heavily and some grades as you say are loosening up at this point.

Charles Bradford - Affiliated Research Group - Analyst

The comment, your previous comment about the mills beginning to catch up, would that be more the integrated mills or the minis?

John McConnell - Worthington Industries - Chairman, CEO

I believe it's both.

Charles Bradford - Affiliated Research Group - Analyst

Thank you.

Operator

Chris Haberlin, Davenport Company, your line is open.

Chris Haberlin - Davenport Company - Analyst

Good morning. Wanted to see with all the restructuring in the Metal Framing segment, what the operating rate was in the fiscal first quarter.

John McConnell - Worthington Industries - Chairman, CEO

That's a number we don't have handy at the moment. We might have it here in a couple minutes.

Chris Haberlin - Davenport Company - Analyst

I'll move on. I've got a couple others here.

John McConnell - Worthington Industries - Chairman, CEO

Okay.

Chris Haberlin - Davenport Company - Analyst

In the past you all have talked about substitution to wood from steel in the Metal Framing segment and given recent relative price improvement in steel prices, I just want to see what you all are seeing there.

John McConnell - Worthington Industries - Chairman, CEO

Well, I would say at the moment it's much the same view that we portrayed in the past. Anything under four stories typically is going to wood at this point because of price differentials. Generally there's not a lot being built right now. We continue to look at ways to improve the efficiencies of our system to help offset those price differences. But right now, that would still be the case in anything under four stories.

Chris Haberlin - Davenport Company - Analyst

Okay. Looking at the quarter-to-quarter improvement in the WAVE JV, can you just talk about what might have happened there that caused JV income to nearly double from the fiscal fourth quarter?

John McConnell - Worthington Industries - Chairman, CEO

This has always been a stellar performing unit. They certainly exceeded what their expectations were for the quarter as well. I'm not aware of any particular incident or any particular event to turn to to tell you why they were strong other than they are very good at what they do. George, do you have any other insights?

George Stoe - Worthington Industries - President, COO

Chris, I would add to that that obviously their business has made up -- a significant portion of their business is really remodel rather than new construction, so that certainly helps them going forward. And I mentioned in my comments, one of the things that they had been really stellar at is margin management in buying steel, operating efficiently and effectively and turning that into significant profits.

Chris Haberlin - Davenport Company - Analyst

Okay. And then one final question here. Andy, in your comments I think you had said that in the Steel Processing segment you saw market demand increase rapidly in the second half of fiscal Q1 and I just wanted to see if that has been sustained into -- that demand level has been sustained into September and kind of what your feeling is going into October before you should get a seasonal downturn in November?

John McConnell - Worthington Industries - Chairman, CEO

Order books are pretty good through the time frame you mentioned. November of course is out there a little bit but definitely sees a falloff and December we wouldn't expect to be booking up too much right now.

Chris Haberlin - Davenport Company - Analyst

Okay. But is it fair to assume that you're sustaining those operating rates into the September/October time frame?

John McConnell - Worthington Industries - Chairman, CEO

Yes.

Chris Haberlin - Davenport Company - Analyst

Okay. Alright. That's it. Thank you.

Operator

Mr. Mark Mark Parr, KeyBanc Capital Markets, your line is open.

Phil Gibbs - KeyBanc Capital Markets - Analyst

Hey, guys, this is Phil for Mark. He's out of town today. I just had a couple questions to ask you. Kind of on the heels of the last question, can you give us any sense of the month to month progression in the Steel Processing volumes, meaning, June, July, August, what type of numbers we were looking at?

John McConnell - Worthington Industries - Chairman, CEO

You saw a strengthening throughout that period of time that is holding pretty steady again in through the October time frame and then it starts to fall off and again, it's kind of early in those booking months, so we'll see how they develop.

Phil Gibbs - KeyBanc Capital Markets - Analyst

Okay. I was just looking for any clarity you could give me on a number in those months, but -- okay. And also, in WAVE, should we be looking for a similar performance sequentially in that business?

John McConnell - Worthington Industries - Chairman, CEO

I have not -- I don't know what their forecast is going forward.

George Stoe - Worthington Industries - President, COO

I think they believe that volumes are going to come down some again, but not nearly to the extent that we are seeing in the Metal Framing side. So I think they're looking at volumes being down in the 10 to 15% range.

Phil Gibbs - KeyBanc Capital Markets - Analyst

Perfect. Thanks, guys.

Operator

Next question comes from Sayan Ghosh of Citadel Investment Group. Your line is open.

Sayan Ghosh - Citadel Investment Group - Analyst

Hi. Two questions. First, in your service center business, in the Steel Processing business, what percentage of the current quarter's order book would you say is direct automotive business?

Andy Rose - Worthington Industries - VP, CFO

I think it's about 50%.

Sayan Ghosh - Citadel Investment Group - Analyst

Okay. And the second question is in the Metal Framing business, can you give us some more color on kind of what you're seeing in the backlog trends and also your release mentioned competitive pricing. Are you fully being able to recoup changes in galvanized cost or could you see the potential for some margin compression in the next couple of quarters?

John McConnell - Worthington Industries - Chairman, CEO

Generally in the overall direct selling in the marketplace, I think margins are holding fairly well. They've come down maybe a scootsh, but not much. Do you have any other color you want to throw in for that? We've been very clear. We've seen volumes in commercial construction likely to continue to deteriorate over time. We're not looking for a huge rebound in 2010 by any stretch of the imagination.

Sayan Ghosh - Citadel Investment Group - Analyst

Okay. Thank you.

Operator

Luke Folta, Longbow Research, your line is open.

Luke Folta - Longbow Research - Analyst

Just had a quick follow-up. We spoke before regarding your Metal Framing business and you had said that you've had some success in posing some higher standards regarding quality on the drywall side of the business and that's had some positive impact on industry pricing and that the thought would be that would you be able to also have some success here on the structural side. Can you give us an update on your progress there?

George Stoe - Worthington Industries - President, COO

Yeah, Luke, it's George Stoe. I think that we've got that backwards. It's really we had success initially on the structural side in driving compliance into the marketplace and I think that the major competitors we have have all embraced that philosophy and I think that we've done a good job with that. I think the next goal is on the drywall side and I think that we expect to get similar success in that arena as well.

Luke Folta - Longbow Research - Analyst

Okay. Great. Thanks a lot.

Andy Rose - Worthington Industries - VP, CFO

In response to one of the questions earlier about capacity utilization in Metal Framing, there's a couple different ways to look at it. If you look at the business on a 24/7 basis, we think it's in the sort of 30 to 40% range in terms of capacity utilization.

Operator

Our next question comes from Chris Haberlin, Davenport & Co., your line is open.

Chris Haberlin - Davenport Company - Analyst

I have a quick follow-up here. Last quarter you all had talked about in the Metal Framing segment a competitor increasing prices and I just wanted to see if that price increase stuck and were more announced and if you can just kind of give us any color about pricing trends in the segment.

George Stoe - Worthington Industries - President, COO

Yes, Chris, I think as John mentioned earlier, the pricing in that product line has not been the problem. It's really been volume. I think that the reality of steel prices going up, everybody is following suit and trying to push those prices into the marketplace and I think we've been reasonably successful in keeping pace with the increased prices of steel going forward.

Chris Haberlin - Davenport Company - Analyst

Okay. Thank you.

Operator

Next question comes from Mr. Tony Rizzuto, Dahlman Rose and Company. Your line is open.

Tony Rizzuto - Dahlman Rose - Analyst

Thank you very much. Hi, George. It's been quite a while. Good to listen in. I kind of joined the call a little bit late but did you guys discuss the prospects for hot rolled and cold rolled steel and what you're seeing in terms of pricing right now?

John McConnell - Worthington Industries - Chairman, CEO

It's been brought up a couple different times. I think what we haven't seen is the mills back off their announced pricing and as George said in his comments, they've brought on more capacity, we'll see where demand drives them to and then the counter side of that question is what kind of discipline the mills maintain amongst their other competitors and whether they hold prices up regardless of demand.

George Stoe - Worthington Industries - President, COO

Tony, it's good to hear from you.

Tony Rizzuto - Dahlman Rose - Analyst

Yes, George. Where do you see the spot market right now as you look at the flat rolled prices?

George Stoe - Worthington Industries - President, COO

I would say that, Tony, it's generally $550 to $600 a ton is generally the numbers that are out there.

Tony Rizzuto - Dahlman Rose - Analyst

All right. Thank you very much, gentlemen.

Operator

(Operator Instructions). I currently have no questions that have queued up.

John McConnell - Worthington Industries - Chairman, CEO

Thank you everybody for joining us this morning. We'll continue to drive greater efficiencies and continue to take out cost and find new markets that we can continue to sell products into that we have as well as looking for products that we can acquire to come into the fold at Worthington. We will look forward to talking to you next quarter.

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